                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            KOLLMORGEN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                  KOLLMORGEN
                             C O R P O R A T I O N
                                Reservoir Place
                               1601 Trapelo Road
                               Waltham, MA 02451

                                                                  April 5, 2000

Dear Shareholder:

  You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 10, 2000, at 10:00 a.m. at the Fleet Conference & Training Center, 1075 Main Street, Waltham, Massachusetts 02451.

  At the Annual Meeting you will be asked to elect four directors as described in this Notice of Annual Meeting and Proxy Statement. As part of this year's Annual Meeting, you will have an opportunity to hear a report on the operations of Kollmorgen, and to ask questions.

  Your vote is important, regardless of the number of shares that you hold. Please execute and return the proxy card enclosed with this material.

                                               Sincerely,


                                               /s/Gideon Argov
                                               Gideon Argov
                                               Chairman of the Board,
                                               President and Chief Executive
                                                Officer

                                  KOLLMORGEN
                                  CORPORATION
                                Reservoir Place
                               1601 Trapelo Road
                               Waltham, MA 02451

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  April 5, 2000

Place and Time

  The Annual Meeting of Shareholders of Kollmorgen Corporation will be held at the Fleet Conference & Training Center, 1075 Main Street, Waltham, Massachusetts 02451, on Wednesday, May 10, 2000, at 10:00 a.m., local time.

Items of Business

    1. To elect four Class II directors;

    2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date

  Only shareholders of record at the close of business on March 24, 2000, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof.

Voting

  You may vote in person or submit your proxy by mail.

                                          By order of the Board of Directors

                                                       James A. Eder
                                                             Secretary

                                   IMPORTANT

 It is important that your shares be represented at the Annual Meeting. Please sign, date and return the enclosed proxy card promptly in order that your shares will be voted at the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                                PROXY STATEMENT

GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kollmorgen Corporation (the "Corporation") to be used in voting at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, May 10, 2000, and at any adjournments or postponements thereof (the "Annual Meeting"). The close of business on March 24, 2000, is the record date for shareholders entitled to notice of and to vote at the Annual Meeting. At such record date, there were outstanding 10,335,275 shares of the Corporation's Common Stock, par value $2.50 per share ("Common Stock"), each of which is entitled to one vote on each matter to be presented before the shareholders of the Corporation. This Proxy Statement, the accompanying form of proxy and the 1999 Annual Report to Shareholders are being first sent to shareholders on or about April 5, 2000.

VOTING INSTRUCTIONS

  Shares may be voted by shareholders of record in person or by proxy, and shares represented by a properly executed proxy will be voted with respect to all shares represented by it in accordance with the instructions, if any, given therein. If no instructions are given, the proxy will be voted as recommended by the Board of Directors and, in the discretion of the persons designated on the proxy card, the proxy will be voted with respect to any other matter which may properly come before the meeting or any adjournments or postponements thereof.

  If a shareholder participates in the Corporation's Dividend Reinvestment Plan, any shares of Common Stock held in his/her account will be voted in accordance with the proxy returned by that person.

  Any proxy received by the Board of Directors may be revoked by the shareholder at any time prior to its use at the meeting by a subsequent written instrument signed in the same manner as the proxy and received by the Corporation either at the Annual Meeting or before the Annual Meeting at Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02451
Attention: Secretary.

QUORUM REQUIREMENT

  Under New York law and the governing instruments of the Corporation, the presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast at the Annual Meeting by shareholders entitled to vote in the election. Any other items of business submitted to shareholders at the Annual Meeting will require the affirmative vote of a majority of the votes cast at the Annual Meeting by shareholders entitled to vote on such matters.

  An independent inspector of election will tabulate all votes cast at the Annual Meeting. For purposes of the voting requirements, the inspector of election will treat shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee) nor abstentions will be counted as votes cast at the Annual Meeting. Accordingly, such proxies will not have any effect on the outcome of the voting on the election of directors. In the event that any other matters are submitted to shareholders at the Annual Meeting, abstentions will have no impact on the voting with respect to those matters.

  Shares represented at the Annual Meeting that are held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and over which the broker or nominee does not have discretionary voting power on a particular matter (so-called, "broker non-votes") will be treated as present for purposes of determining the presence of a quorum. However, such shares will not be treated as shares that are entitled to vote on the particular matter as to which the broker or nominee does not have discretionary authority, nor will they be treated as votes cast at the Annual Meeting. Accordingly, broker non-votes will have no impact on the voting with respect to any matter to come before the Annual Meeting.

COST OF SOLICITATION

  The entire cost of preparing, printing and distributing these proxy materials will be borne by the Corporation. Solicitation will be made by use of the mails, except that, if necessary, directors, officers and regular employees of the Corporation (none of whom will receive any additional compensation therefor) may make solicitations of proxies by telephone, telecopy, telegram or personal interview. The Corporation has retained the firm of Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, for which the Corporation has agreed to pay a maximum fee of $6,500 plus out-of-pocket expenses. The Corporation will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies.

THE STRUCTURE OF THE BOARD OF DIRECTORS AND COMMITTEES

  The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board serve on one or more committees to carry out particular responsibilities.

  The Board of Directors held a total of seven regular and special meetings during 1999. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which such director served.

AUDIT COMMITTEE

  The Audit Committee is responsible for overseeing and reviewing the audit of the Corporation's books and accounts, for reviewing the audited financial statements of the Corporation, for reviewing the Corporation's internal control procedures and for reviewing and approving the Corporation's independent public accountants. No member of this Committee is an employee of the Corporation. The Audit Committee met three times during 1999.

PERSONNEL AND COMPENSATION COMMITTEE

  The Personnel and Compensation Committee generally is responsible for reviewing the Corporation's compensation policies and practices, and specifically for (i) reviewing and recommending to the Board of Directors the total compensation and benefit programs applicable to the Corporation's key employees, including corporate officers, and (ii) administering the Corporation's stock option plans. Also, this Committee reviews and makes recommendations on the policies and programs for the development of management personnel throughout the Corporation. This Committee met two times in 1999.

RETIREMENT PLANS COMMITTEE

  The Retirement Plans Committee advises the Board with respect to the Corporation's retirement plans and trusts, reviews the selection of trustees, recommends investment managers, and recommends action regarding the establishment and amendment of the retirement plans and trusts. This Committee held four meetings in 1999.

EXECUTIVE COMMITTEE

  The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business of the Corporation between regular meetings of the entire Board. The Executive Committee met one time in 1999.

NOMINATING COMMITTEE

  The Corporation does not have a standing nominating committee.

                         ITEM 1. ELECTION OF DIRECTORS

INFORMATION ON NOMINEES

  The Corporation's By-Laws provide for two classes of directors, with each class to serve a term of two years and to be composed of not less than four nor more than five directors. The Board is presently composed of nine directors, five of whom are members of Class I and four of whom are members of Class II. The current terms of the members of Class II are scheduled to expire at this Annual Meeting.

  Mr. Rehnert, a Class II Director, has informed the Corporation that he will not stand for re-election at this Annual Meeting because of his business commitments. Accordingly, J. Douglas Maxwell, Jr., currently a Class I Director, will become a nominee for election as a Class II Director.

  Accordingly, the Class II nominees standing for election at this Annual Meeting are Gideon Argov, Robert J. Cobuzzi, J. Douglas Maxwell, Jr. and George P. Stephan. If elected, their terms will expire in 2002. Biographical summaries of each nominee and of the continuing directors appear on the following pages.

  All nominees have consented to be so named and to serve if elected. If a nominee becomes unavailable for election, it is the intention of the persons named in the accompanying proxy card to vote for such other person, if any, as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

                                   NOMINEES

Class II Directors, whose terms expire in 2002:

GIDEON ARGOV, 43, is the Chairman of the Board, President and Chief Executive Officer of the Corporation. He was elected Chairman of the Board on March 26, 1996. He has been a director of the Corporation since May 23, 1991, and served as the Vice Chairman of the Board from that date until November 1991, when he was elected President and Chief Executive Officer. From 1988 to May 1991, he was the President and Chief Executive Officer of High Voltage Engineering Corporation. Mr. Argov is a member of the Executive Committee. He is also a director of TransTechnology Corporation and Tech/Ops Sevcon, Inc.

ROBERT J. COBUZZI, 58, is the Senior Vice President, Treasurer and Chief Financial Officer of the Corporation. He joined the Corporation in July 1991 as the Treasurer, Chief Financial Officer and a Vice President. He was elected to his current position as Senior Vice President in February 1993. He was elected a director of the Corporation in 1996 and is a member of the Retirement Plans Committee.

J. DOUGLAS MAXWELL, JR., 58, is the Chief Executive Officer of NIRX Medical Technologies, Glen Head, New York. Prior to January 1, 1999 he was for ten years the Chairman of the Board and Chief Executive Officer of Swissray Empower, Inc., a distributor of medical products. From 1984 to 1988, he was President of Chemco Technologies, Inc. He has been a director of the Corporation since April 1983. He is a member of the Audit Committee and Personnel and Compensation Committee. Mr. Maxwell is also a director of the First National Bank of Long Island.

GEORGE P. STEPHAN, 66, is a business consultant. From 1994 until 1999, he was a Managing Director and a member of Stonington Group, LLC, a financial and management consulting firm located in East Hartford, Connecticut, a position he has held since 1994. For over 22 years, Mr. Stephan held various executive management positions with the Corporation and served as the Chairman of the Board of the Corporation from 1991 until March 26, 1996. Mr. Stephan is a member of the Corporation's Executive Committee and Chairman of its Retirement Plans Committee and has been a director of the Corporation since July 1982. He is also a director of Barr Laboratories, Inc., a pharmaceutical manufacturer (NYSE), and a member of the Board of Advisors of the Hartwick Humanities in Management Institute.

                             CONTINUING DIRECTORS

For Class I Directors, whose terms expire in 2001:

JERALD G. FISHMAN, 54, is the President, Chief Executive Officer and a director of Analog Devices, Inc., Norwood, Massachusetts. Prior to November 1996, he was the President and Chief Operating Officer of that company for five years. He served as the Executive Vice President of that company from 1988 to November 1991 and was the Group Vice President--Components from 1981 to 1988. Mr. Fishman has been a director of the Corporation since 1994 and he is a member of the Corporation's Executive and Personnel and Compensation Committees.

HERBERT L. HENKEL, 51, is the President, Chief Executive Officer and a director of Ingersoll-Rand Company, Woodcliff Lake, New Jersey. From 1987 until March 1999 he held several executive positions with Textron, Inc. (a multi-industry company with operations in aircraft, automotive, industrial and finance), including serving as Vice President of Textron, Inc. responsible for the Textron Industrial Products segment from 1993 to 1998, and as President and Chief Operating Officer of Textron, Inc. from July 1998 to March 1999. Mr. Henkel was elected a director of the Corporation in 1997 and is a member of the Audit Committee.

JAMES H. KASSCHAU, 48, is the President of International Contract Furnishings, Inc., Valley Cottage, New York, a position he has held since October 1995. Prior to that date, he was the President of Tinicum Incorporated, an investment management company located in New York, New York, and the President of Tinicum Enterprises, Inc., Garden City, New York. Mr. Kasschau has been a director of the Corporation since March 1990. He is the chairman of the Audit Committee and a member of the Retirement Plans Committee.

ROBERT N. PARKER, 71, is a business consultant. From February 1991 to January 1992, he was the Executive Vice President of LTV Aerospace and Defense Corporation. From November 1986 to January 1991 he was President of the LTV Missiles and Electronics Group of The LTV Corporation. From 1983 until November 1986, he was President of the Missiles Division of The LTV Corporation. Mr. Parker has been a director of the Corporation since April 2, 1990. He is the chairman of the Personnel and Compensation Committee. He is also a director of Perceptronics, Inc., Woodland Hills, California.

DIRECTOR COMPENSATION

  Pursuant to the By-Laws of the Corporation, directors who are not employees of the Corporation receive an annual retainer of $24,000. In addition, outside directors receive (a) $800 for attendance at each meeting of the Board, and for attendance at each meeting of a committee on which they serve, and (b) $800 per day for attendance at the Corporation's annual planning meeting and for participating in any special assignments requested by the Corporation. Outside directors also are reimbursed for their reasonable expenses incurred in connection with Board and committee meetings and special assignments.

  All non-employee directors participate in the 1992 Stock Ownership Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to attract, and retain as directors, qualified persons who are not employees of the Corporation. The Director Plan provides that at least 50% of the yearly retainer of each non-employee director will be paid in shares of Common Stock in lieu of cash on a quarterly basis. In addition, the Director Plan provides for (i) a one-time grant to each non-employee director of a non-qualified stock option to purchase 15,000 shares of Common Stock and (ii) an additional one-time grant to each such non-employee director of a non-qualified stock option to purchase a number of shares of Common Stock (not to exceed 10,000) equal to the number of shares each such director purchases on the open market during a ninety (90) day period commencing as of the first trading day following the date of grant of the initial stock option. Upon termination of a non-employee director's services, the option will be exercisable for a period equal to the greater of (i) one month for each year of service up to twelve months, or (ii) ninety (90) days. As of March 24, 2000, there were 119,254 shares of Common Stock currently available for issuance under the Director Plan.

  In March 1996, the Board terminated all future rights to participate in the non-employee director retirement program (the "Former Program") that had been maintained by the Corporation since 1985. The termination of the Former Program did not affect the vested rights of those non-employee directors who vested in the Former Program as of May 1996, but no further benefits will accrue under the Program.

  Under the Former Program, any non-employee director who retires after reaching the age of 55 and has at least three years of continuous service may enter into a consulting agreement with the Corporation to provide such consulting services to the Corporation as the Board of Directors may request from time to time, at a yearly compensation level equal to the amount of the annual retainer in effect in May 1996, ($12,000). The term of each agreement is equal to the number of years of such director's Board service, up to a maximum of ten years. Under this arrangement, each retired director agrees not to engage in any competitive activity with the Corporation during the period that payments are made and not to disclose to others any trade secrets or confidential information relating to the Corporation or its business. Messrs. Parker, Maxwell and Stephan participate in the Former Program and are entitled to the benefits provided under this program.

  The Corporation, as permitted by the Corporation's By-Laws and New York law, has purchased directors and officers liability insurance from Federal Insurance Company covering all of the Corporation's directors and officers. The aggregate premium for these policies paid during 1999 was approximately $225,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information, as of March 24, 2000 with respect to all persons known to the Corporation to be the beneficial owners of more than 5% of any class of shares of the capital stock of the
Corporation:

                                                    Amount and
                                                      Nature
                                                        of
       Name and Address                 Title of    Beneficial   Percentage
     of Beneficial Owner                 Class      Ownership     of Class
     -------------------              ------------ ------------  ----------
The "Gabelli Group" consisting of:    Common Stock  2,772,795(1)    26.5%
Gabelli & Company, Inc.
Gabelli Asset Management, Inc.
Gabelli Funds, LLC
Gabelli Group Capital Partners, Inc.
Gabelli International Limited
Gabelli Performance Partnership
Gabelli Securities, Inc.
Gamco Investors, Inc.
Gemini Capital Management Ltd.
Mario J. Gabelli
Mark J. Gabelli
c/o The Gabelli Group, Inc.
One Corporate Center
Rye, NY 10580

Lord, Abbett & Co.                    Common Stock 1,052,527(2)    10.18%
90 Hudson Street
Jersey City, NJ 07302

U. S. Trust Company of New York       Common Stock   646,585(3)     6.26%
114 West 47th Street
New York, NY 10036-1532

---------
(1) According to a Schedule 13D (Amendment No. 29) dated December 3, 1999, the Gabelli Group reported that the number of shares of Common Stock beneficially owned by the Gabelli Group includes shares of Common Stock receivable by the Gabelli Group if they were to convert all of the Corporation's 8 3/4% Convertible Subordinated Debentures Due 2009 (the "Debentures") beneficially owned by them. According to the Gabelli Group's
    Schedule 13D, as amended, each
   member of the Gabelli Group has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Common Stock or Debentures reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except as specifically set forth on such Schedule 13D.
(2) According to a Schedule 13G (Amendment No. 2) dated March 8, 2000, Lord, Abbett & Co. represented that it has sole voting and dispositive power with respect to all the shares reported.
(3) According to a Schedule 13G (Amendment No. 1) dated February 4, 2000, U.S. Trust Company of New York reported that it has shared voting and dispositive power with respect to all of the shares reported, which include 43,085 shares that could be acquired upon conversion of outstanding Debentures.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of March 24, 2000, the shares of each class of stock of the Corporation beneficially owned by all nominees, all directors, and all executive officers named in the Summary Compensation table, and all nominees, directors and executive officers of the Corporation as a group:

                                             Title of     Share        Percent
         Name of Beneficial Owner             Class     Ownership      of Class
         ------------------------          ------------ ---------      --------
Gideon Argov(1)........................... Common Stock  296,000         2.86%
Robert J. Cobuzzi(1)...................... Common Stock  190,400         1.84%
Daniel F. Desmond(1)...................... Common Stock   41,700            *
James A. Eder(1).......................... Common Stock   72,840            *
Jerald G. Fishman(2)...................... Common Stock   20,804            *
Herbert L. Henkel(2)...................... Common Stock   19,430            *
James H. Kasschau(2)...................... Common Stock   56,805            *
J. Douglas Maxwell, Jr.(2)................ Common Stock   81,912            *
Robert N. Parker(2)....................... Common Stock   24,264            *
Geoffrey S. Rehnert(2).................... Common Stock   39,258            *
George P. Stephan(2)...................... Common Stock   75,835            *
Willy L. Verbrugghe(1).................... Common Stock      -0-            *
All directors and executive officers of
 the Corporation, as a group.............. Common Stock  919,248(1)(2)    8.3%

--------
 * less than 1%.
(1) Includes the number of shares that could be acquired within 60 days under the Corporation's stock option plans: (i) Mr. Argov 275,000; (ii) Mr. Cobuzzi 185,400; (iii) Mr. Desmond 41,700; (iv) Mr. Eder 72,400; and (v) Mr. Verbrugghe 0.
(2) Inclusive of 17,000, 18,500, 29,000, 29,000, 19,000, 25,000, 24,000 shares of Common Stock, which, respectively, Messrs. Fishman, Henkel, Kasschau, Maxwell, Parker, Rehnert and Stephan have the present right to acquire upon the exercise of non-qualified stock options granted under the Director Plan.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning compensation of the Corporation's Chief Executive Officer and the Corporation's four other most highly compensated executive officers during the last three fiscal years.

                                                                    Long-Term
                                   Annual Compensation(1)         Compensation
                             ---------------------------------- -----------------
                                                                Number
                                                     Restricted   of
                                                       Stock     Stock  All Other
                                                       Units    Options Compensa-
Name and Principal Position  Year Salary($) Bonus($) Value$(3)  Awarded  tion(4)
---------------------------  ---- --------- -------- ---------- ------- ---------
Gideon Argov...............  1999 $344,000  $    -0-  $   -0-       -0-  $ 3,200
 Chairman of the Board,
  President                  1998  331,000   156,000   39,000   125,000    3,200
 and Chief Executive
  Officer                    1997  315,000   295,000      -0-       -0-    3,200

Robert J. Cobuzzi..........  1999 $237,000  $    -0-  $   -0-       -0-  $ 3,200
 Senior Vice President,
  Treasurer                  1998  228,000    91,000   22,000    76,000    3,200
 and Chief Financial
  Officer                    1997  217,000   163,000      -0-       -0-    3,200

Daniel F. Desmond..........  1999 $204,000  $ 20,000  $   -0-       -0-  $ 3,200
 Vice President; President,
  Aerospace &                1998  196,040    77,200   19,300    60,000      -0-
 Defense Products Group      1997  171,756       -0-      -0-       -0-      -0-

James A. Eder..............  1999 $189,000  $    -0-  $   -0-       -0-  $ 3,200
 Vice President, Secretary   1998  182,000   133,000   33,000    66,000    3,200
 and General Counsel         1997  173,000   100,000      -0-       -0-    3,200

Willy L. Verbrugghe(2).....  1999 $109,000  $ 75,000      -0-    70,000  $72,713
 Vice President; President,
  Industrial
 & Commercial Products
  Group

--------
(1) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the applicable reporting thresholds.
(2) Mr. Verbrugghe was elected a corporate officer in August, 1999. The amount in the column titled "All other Compensation" includes reimbursed relocation expenses of $70,880.
(3) Pursuant to the 1998 Corporate Incentive Plan for corporate officers, 20% of an individual's bonus is paid in restricted stock units in accordance with the terms of 1998 Management Stock Incentive Plan (the "Plan"). These values are based upon the closing price of a share of the Corporation's Common Stock on the date of grant. Pursuant to the Plan, the units (i) vest on the third anniversary of the date of grant, except that they vest immediately upon "a change of control", (ii) are not entitled to any voting rights, and (iii) receive a quarterly payment equal to the dividend paid on the Corporation's Common Stock.
(4) Represents contributions by the Corporation to its 401(k) Savings and Investment Plan on behalf of the named executive officers.

      Aggregated Option Exercises and Option Values at December 31, 1999

                                                      Number of
                                                Securities Underlying     Value of Unexercised
                          Shares                 Unexercised Options     "In-the-money" Options
                         Acquired                 December 31, 1999       December 31, 1999(2)
                            On       Value    ------------------------- -------------------------
Name                     Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
----                     -------- ----------- ----------- ------------- ----------- -------------
Gideon Argov............   -0-       $-0-       265,000      130,000     $866,370      $68,140
Robert Cobuzzi..........   -0-        -0-       178,200       77,800      617,144       37,946
Daniel Desmond..........   -0-        -0-        35,750       48,000      148,340          -0-
James Eder..............   -0-        -0-        65,200       60,800      180,776       15,504
Willy Verbrugghe........   -0-        -0-           -0-       70,000          -0-       74,410

---------
(1) Value represents the differences between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(2) Based upon the December 31, 1999, fair market value share price of $12.313, less the share price to be paid upon exercise.

                           Option Grants During 1999

                                      Individual Grants
                         ------------------------------------------
                                                                         Potential
                                                                    Realizable Value at
                                    % of Total                        Assumed Annual
                                     Options                          Rates of Stock
                         Securities Granted to Exercise              Appreciation for
                         Underlying Employees   or Base                 Option Term
                          Options   in Fiscal  Price(2)  Expiration -------------------
Name                     Granted(1)    Year    ($/Share)    Date     5%(3)     10%(3)
----                     ---------- ---------- --------- ---------- -------- ----------
Willy Verbrugghe........   70,000       48%     $11.250   8/14/09   $495,255 $1,255,072

---------
(1) 10% of the options granted are exercisable starting 12 months after the grant date, an additional 10% of the options are exercisable after 18 months, and an additional 20% of the options are exercisable on the second, third, fourth and fifth anniversary dates thereafter. All options were granted at the fair market value on the date of grant.
(2) The option exercise price is equal to the fair market value of the underlying shares of Common Stock on the date of the grant.
(3) In accordance with SEC rules, these columns show gains that might exist for the respective options over a period of ten years. If the stock price does not increase above the exercise price, compensation to the named executives will be zero.

PENSION PLAN

  All salaried employees with one year of service, including executive officers of the Corporation, are participants in the Kollmorgen Corporation Salaried Employees Retirement Plan (the "Plan"). The Plan is a defined benefit plan, and the benefits are not reduced by Social Security benefits or by payments from other sources. In the event of a termination of the Plan following a Change in Control (as defined in the Plan), any assets of the Plan remaining after provision is made for all benefits thereunder will be used to supplement such benefits. This provision may not be amended or terminated following a Change in Control. Benefits under the Plan are based upon years of service and the highest consecutive five year average annual base salaries. The term "annual base salary," as used in the preceding sentence, makes reference to the "Salary" column in the Summary Compensation Table. For the year ended December 31, 1999 the credited years of service of Messrs. Argov, Cobuzzi, Desmond, Eder and Willy Verbrugghe under the Plan are 9, 8, 26, 23, and 0 respectively.

  The following table sets forth the annual benefits which would become payable at age 65 under the Plan based upon a straight life annuity form of benefit and various levels of covered compensation and years of service:

                    Years of Service at Retirement in 2000

   Final Average
    Earnings at
    Retirement             15                  20                  25                30 or more
   -------------         -------             -------             -------             ----------
     $100,000            $24,345             $32,460             $40,575              $48,690
      125,000             31,095              41,460              51,825               62,190
      150,000             37,845              50,460              63,075               75,690
      175,000             40,545              54,060              67,575               81,090
      200,000             40,545              54,060              67,575               81,090
      250,000             40,545              54,060              67,575               81,090
      300,000             40,545              54,060              67,575               81,090
      350,000             40,545              54,060              67,575               81,090
      400,000             40,545              54,060              67,575               81,090

  Annual benefits provided by the Corporation under this Plan are subject to certain restrictions and limitations under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, as in effect from time to time. Currently the Code prohibits tax-qualified defined benefit pension plans from taking into account for benefit calculation any compensation in excess of $170,000 ($160,000 for years 1999, 1998, 1997; $150,000 for 1996) per annum and limits annual benefit payments under such plans to $130,000. These limits and prohibitions are indexed for inflation.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

  The Corporation entered into employment agreements with Messrs. Argov, Cobuzzi and Verbrugghe at the time each of them joined the Corporation. Each agreement protects the Corporation from disclosure of confidential information by the executive and contains the executive's covenant not to compete with the Corporation following termination of employment under certain circumstances. The agreement with Mr. Argov, the Corporation's Chairman of the Board, President and Chief Executive Officer, provides for the initial annual base salary, describes the employee benefit plans under which he is entitled to participate, and provides that if the Corporation terminates his employment other than for "Cause" (as defined in the agreement) he will be entitled to receive an amount equal to his current base salary, in a lump sum. The agreements with Messrs. Cobuzzi and Verbrugghe, respectively, the Corporation's Chief Financial Officer, Treasurer and Senior Vice President, and Vice President and President of the Industrial & Commercial Products Group, provide for the initial annual base salary on the date of hire, describe the employee benefit plans under which each is entitled to participate and provide that in the event of termination, other than for "Cause", each individual is entitled to his current base salary, in lump sum. In addition, pursuant to his agreement, Mr. Verbrugghe received a bonus of $75,000 upon joining the Corporation.

  The Corporation has entered into employment agreements with each of the individuals named in the Summary Compensation Table that will trigger a term of employment of two years upon a Change of Control. During the term of the employment period the executive, among other things, is entitled to (a) receive an annual base salary at his current rate, and (b) participate in all incentive and benefit plans at the same levels in effect immediately prior to the Change of Control. If the executive's employment is terminated without cause or for good reason (as defined in the agreements) during the two year term following a Change of Control, the executive shall be entitled to a lump sum payment, equal to two and one-half times (a) the current annual salary, and (b) the average of the two most recent annual incentive bonuses. In addition, the executive shall be entitled to a continuation of welfare benefits for a period of thirty months following the date of termination. If any payment or distribution by the Corporation to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to receive from the Corporation a payment on an after-tax basis equal to the excise tax imposed. A "Change of Control" is generally defined for purposes of the agreements as (i) the acquisition of 30% or more of the outstanding shares of Common Stock, (ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election), and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions.

BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION

  The Personnel and Compensation Committee (the "Committee") of the Corporation's Board of Directors is composed of independent directors who are not employees or officers of the Corporation. The Committee's decisions on compensation with respect to executive officers are reviewed with and approved by all of the non-employee directors, who constitute a majority of the Board. The

Committee is responsible for developing and implementing the compensation programs which establish the pay levels of the Corporation's executive officers and certain other key employees. The Committee strives to establish performance criteria, evaluate performance and determine base salary and incentive payments for the Corporation's key decision makers to ensure the Corporation's ability to attract and retain high caliber executives by providing appropriate incentives to deliver the maximum short-term and long-term financial results for the benefit of shareholders. The Committee also approves compensation matters involving other key employees of the Corporation, and periodically reviews the annual salaries of all key employees, including executive officers.

  The Committee also administers and approves the grant of awards under the Kollmorgen 1991 Long Term Incentive Plan ("LTIP"), the 1998 Management Stock Incentive Plan ("MSIP"), and other incentive compensation plans of the Corporation for executive officers and certain other key employees of the Corporation. From time to time, the Corporation, on the recommendation of the Committee, has retained the services of independent compensation consultants to evaluate the Corporation's executive compensation programs.

  In order to meet its objectives, the Committee has chosen three components of its compensation program to meet the Corporation's pay philosophy. Base salaries, the fixed regular periodic component of pay, are based on the average level of base salaries among a competitive peer group of companies of comparable size. The bonus plan for executive officers, which is directly linked to the financial performance of the Corporation, is designed to provide additional cash and stock compensation when specific financial performance goals are achieved or exceeded. The 1999 annual incentive bonus plan for executive officers provides for a combination of cash and restricted stock units (pursuant to the MSIP) when the Corporation meets its operating plan in terms of primary earnings per share, cash flows, revenues and critical objectives. Finally, the LTIP and MSIP plans reward executive officers and key employees for delivering long-term value to the Corporation's shareholders. The plans are structured in such a way as to reward executives only to the extent that shareholders have benefited over some measurable period of time. Historically, the Corporation has used the grant of stock options that vest over specified periods, currently five years, to accomplish this objective. In determining a grant of stock options, the Committee considers the amount and terms of outstanding options previously granted to executive officers.

  In 1999, Mr. Argov, Chairman of the Board, President and Chief Executive Officer received a salary increase of 4%. The Committee believes that Mr. Argov's total compensation package is equitable in comparison to the median of the total compensation awarded to chief executives of industries with similar product lines and of similar size, based on information regarding compensation trends which has been obtained via survey, outside consultants, and historical data.

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally denies a publicly held corporation, such as the Corporation, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officers and four other most highly compensated executive officers. Certain "performance based" compensation is not subject to the limitation on deductibility provided that certain shareholder approval and independent director requirements are met.

  Because of the fact that the compensation paid to each of the Corporation's executive officers has not exceeded $1 million per year, the Committee does not believe that the limitation on deductibility of executive compensation is currently material to the Corporation. The Committee will continue to review the situation in light of the final regulations and future events with the objective of achieving deductibility to the extent appropriate.

  Members of the Personnel and Compensation Committee:

   Jerald G. Fishman          J. Douglas Maxwell, Jr.                 Robert N. Parker

PERFORMANCE GRAPH

  The following performance graph compares the five-year cumulative total shareholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1994, in each of Kollmorgen Corporation Common Stock, Standard & Poor's 500 Stock Index, and the Standard & Poor's Electrical Equipment Index.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               KOLLMORGEN CORPORATION COMMON STOCK, S&P 500 INDEX
                          AND S&P ELECTRICAL EQUIPMENT

                                    [GRAPH]
                                                        S&P Electrical
                  Kollmorgen Corp.   S&P 500(R)        Equipment Index
                  ----------------   ----------        ---------------
      Dec-94          100               100                  100
      Dec-95          193               138                  140
      Dec-96          194               169                  190
      Dec-97          326               226                  268
      Dec-98          272               290                  359
      Dec-99          221               351                  538

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and persons who beneficially own more than 10 percent of the Corporation's stock to file certain reports with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange concerning their beneficial ownership of the Corporation's equity securities. Applicable SEC regulations also require such persons to furnish the Corporation with copies of all such reports. Based solely on a review of the copies of such reports furnished to the Corporation as of the date of this proxy statement, or written representations that no reports were required, the Corporation believes that, during 1999, all filing requirements applicable to its directors, officers and greater than 10 percent shareholders were satisfied.

ACCOUNTANTS

  PricewaterhouseCoopers LLP has been selected by the Board of Directors to serve as the independent accountants for the Corporation. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will be available to respond to questions of shareholders.

PROPOSALS FOR THE 2001 ANNUAL MEETING

  In accordance with the rules of the Securities and Exchange Commission, shareholder proposals for inclusion in the Corporation's proxy statement for the 2001 Annual Meeting must be received at the Office of the Secretary, Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02451, no later than December 4, 2000.

OTHER MATTERS

  The Board of Directors does not intend to present any other matters before the meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying proxy card to vote on each such matter as they, in their sole discretion, may determine.

                                     PROXY

                            KOLLMORGEN CORPORATION

            Proxy Solicited on Behalf of the Board of Directors of Kollmorgen Corporation for the Annual Meeting, May 10, 2000

     The undersigned hereby constitutes and appoints GIDEON ARGOV, GEORGE P. STEPHAN, JAMES A. EDER, and each or any of them, with full power to act with or without the others and with full power of substitution, his or her true and lawful agents and proxies to represent the undersigned at the Annual Meeting of Shareholders of Kollmorgen Corporation to be held at Fleet Conference & Training Center, 1075 Main Street, Waltham, Massachusetts, at 10:00 a.m. on Wednesday, May 10, 2000, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of the Corporation shown on the other side of this card with all the powers the undersigned would possess if personally present thereat.

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.



---------------                                                ---------------
  SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
     SIDE                                                           SIDE
---------------                                                ---------------

                                  DETACH HERE

[x] Please Mark votes as in this example.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE. THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

1. ELECTION OF FOUR DIRECTORS.

   Class II Nominees are: (01) Gideon Argov, (02) Robert J. Cobuzzi, (03) J. Douglas Maxwell, Jr., and (04) George P. Stephan.

   FOR  [_]     [_] WITHHELD
   ALL              FROM ALL
NOMINEES            NOMINEES

[_]
   -----------------------------------------------------------------------
   (INSTRUCTION: To Withhold authority to vote for any nominee. Write such nominee's name(s) above.)

2. In their discretion, upon the transaction of other business as may properly come before the meeting.



MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [_]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]

Please sign exactly as your name appears herein. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If a corporation, please sign by president or other authorized officer and indicate title. If shares are registered in the names of joint tenants or trustees, each tenant or trustee is required to sign.

Signature:                 Date:         Signature:                Date:
          -----------------     ---------          ----------------     --------